As filed with the Securities and Exchange Commission on July 27, 2009
Registration No. 333-156280

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WESTERN ALLIANCE BANCORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	88-0365922 (I.R.S. Employer Identification Number)
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Telephone: (702) 248-4200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Robert G. Sarver
President & Chief Executive Officer
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Telephone: (702) 248-4200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Stuart G. Stein, Esq.
Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Telephone: (202) 637-8575
     Approximate date of commencement of proposed sale to the public: No longer applicable because shares are being removed from registration.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

     This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES
          On December 18, 2008, Western Alliance Bancorporation, a Nevada corporation (the “Company”), filed a registration statement on Form S-3 (File No. 333-156280) (the “Registration Statement”), to register for potential resale from time to time by selling securityholders some or all of the Company’s 140,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), a warrant (the “Warrant”) to purchase 1,574,213 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and any shares of Common Stock issuable from time to time upon the exercise of the Warrant. The Preferred Stock and the Warrant were originally issued by the Company pursuant to the Letter Agreement dated November 21, 2008, and the related Securities Purchase Agreement — Standard Terms (together, the “Purchase Agreement”), between the Company and the United States Department of the Treasury (“Treasury”), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.
          Pursuant to the Purchase Agreement, in the event the Company completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds of not less than $140 million, the number of shares of Common Stock underlying the portion of the Warrant then held by Treasury will be reduced by one-half of the shares of Common Stock originally covered by the Warrant. The Purchase Agreement defines a “Qualified Equity Offering” to mean the sale and issuance for cash by the Company to persons other than the Company or any Company subsidiary after the closing date of shares of perpetual preferred stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).
          On May 20, 2009, the Company raised approximately $200 million through a public offering (the “Offering”) of 33,440,700 shares of the Company’s Common Stock. This Offering constituted a Qualified Equity Offering under the Purchase Agreement and, therefore, pursuant to the terms of the Warrant, the number of shares of Common Stock underlying the Warrant was reduced to 787,106.5 shares. Accordingly, the Company files this Post-Effective Amendment to deregister a total of 787,106 shares of Common Stock issuable upon exercise of the Warrant. The Registration Statement, as amended hereby, covers 140,000 shares of Preferred Stock, a warrant to purchase 787,107 shares of Common Stock and any shares of Common Stock issuable from time to time upon exercise of the Warrant.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 27th day of July, 2009.

WESTERN ALLIANCE BANCORPORATION
By:	/s/ Robert G. Sarver
Robert G. Sarver
Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed as of July 27, 2009 by the following persons in the capacities indicated.

Signature	Title

/s/ Robert G. Sarver Robert G. Sarver	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Dale Gibbons Dale Gibbons	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Thomas W. Edington	Senior Vice President and Tax Manager (Principal Accounting Officer)

* Bruce Beach	Director

* William S. Boyd	Director

* Steven J. Hilton	Director

* Marianne Boyd Johnson	Director

* Cary Mack	Director

Signature	Title

George J. Maloof, Jr.	Director

* Arthur Marshall	Director

* Todd Marshall	Director

M. Nafees Nagy, M.D.	Director

* James E. Nave, D.V.M.	Director

* John P. Sande III	Director

* Donald Snyder	Director

* Kenneth A. Vecchione	Director

*	By power of attorney